Exhibit 5.1

[Rio Tinto Letterhead]

6 March 2015

Ladies and Gentlemen:

Rio Tinto plc
Registration Statement on Form F-3 Relating to the Rescission Offer

As Company Secretary of Rio Tinto plc, a company incorporated under the laws of England (the “Company”), I am familiar with the Registration Statement on Form F-3 (the “Registration Statement”) being filed by the Company under the Securities Act of 1933 (the “Securities Act”). The Registration Statement relates to the Rescission Offer (the “Rescission Offer”) in respect of 93,043 ordinary shares (the “Shares”) in the form of American Depositary Shares.

In connection with this opinion, I or members of my staff have examined the originals or copies certified or otherwise identified to my satisfaction of the Registration Statement, the Company’s Articles of Association in force as at the date of this opinion, and such other corporate documents, records, certificates, agreements, or other instruments relating to the Company and have made such other inquiries, all as I deemed necessary to enable me to render the opinion expressed below.

Based upon the foregoing, and subject to qualifications contained herein, I am of the opinion that the Shares, at the time of issuance by the Company, were duly and validly authorised and validly issued, fully paid and non-assessable.

I am admitted to the practice of law in England and Wales and do not purport to be expert in the laws of any jurisdiction other than England and Wales.

I hereby consent to the filing of this opinion as an exhibit to and references to this opinion in said Registration Statement and to its use in connection therewith. My consent is not an admission that the consent is required by Section 7 of the Securities Act.

Yours faithfully,

/s/ Eleanor Evans
Eleanor Evans
Company Secretary